Exhibit 99.1

PRESS RELEASE

Financial Contact:	Media Contact:
Kellie S. Pruitt	Robert Milligan
Chief Financial Officer	Director of Finance
Healthcare Trust of America, Inc.	Healthcare Trust of America, Inc.
480.258.6637	480.998.3478
kelliepruitt@htareit.com	robertmilligan@htareit.com

Healthcare Trust of America, Inc. Announces At-The-Market Equity Program

SCOTTSDALE, ARIZONA (January 7, 2013) – Healthcare Trust of America, Inc. (NYSE:HTA) (“HTA”), a real estate investment trust focused on the medical office building sector, announced that it has filed a prospectus supplement under which it may from time to time sell an aggregate of up to $250 million of its shares of Class A common stock through an at-the-market offering program. The shares may be offered through Wells Fargo Securities as sales agent.

Sales are anticipated to be made primarily in transactions that are deemed to be “at-the-market” offerings, including sales made directly on the New York Stock Exchange or sales made to or through a market maker other than on an exchange. Sales may also be made in negotiated transactions. The Company intends to use any proceeds of the offering for general corporate purposes, including working capital and investment in real estate. In addition, the Company may use a portion of any proceeds to pay certain outstanding long-term debt obligations. The common stock will be offered under the Company’s existing effective shelf registration statement filed with the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

The offering of these securities will be made only by means of a prospectus supplement and related base prospectus. Copies of the prospectus supplement and the related base prospectus may be obtained from: (a) Wells Fargo Securities, Attention: Equity Syndicate Department, 375 Park Avenue, New York, NY 10152, by calling (800) 326-5897 or by e-mailing cmclientsupport@wellsfargo.com; or (b) the Internet site of the Securities and Exchange Commission at http://www.sec.gov.

About Healthcare Trust of America, Inc.

Healthcare Trust of America, Inc. (NYSE:HTA), a publicly traded real estate investment trust, is a fully-integrated, leading owner of medical office buildings. HTA listed its shares on the New York Stock Exchange on June 6, 2012. HTA is a full-service real estate company focused on acquiring, owning and operating high-quality medical office buildings that are located on the campuses of nationally recognized healthcare systems in the major U.S. metropolitan areas. Since its formation in 2006, HTA has built a portfolio of properties that totals approximately $2.6 billion based on purchase price and is comprised of approximately 12.5 million square feet of gross leasable area located in 27 states with regional offices in Scottsdale, Atlanta, and Indianapolis.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements. Forward-looking statements are based on current expectations, plans, estimates, assumptions and beliefs, including expectations, plans, estimates, assumptions and beliefs about HTA, stockholder value and earnings growth.

The forward-looking statements included in this press release are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond HTA’s control. Although HTA believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, HTA’s actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on HTA’s operations and future prospects include, but are not limited to:

•	changes in economic conditions affecting the healthcare property sector, the commercial real estate market and the credit market;

•	competition for acquisition of medical office buildings and other facilities that serve the healthcare industry;

•	economic fluctuations in certain states in which HTA’s property investments are geographically concentrated;

•	retention of HTA’s senior management team;

•	financial stability and solvency of HTA’s tenants;

•	supply and demand for operating properties in the market areas in which HTA operates;

•	HTA’s ability to acquire real properties, and to successfully operate those properties once acquired;

•	changes in property taxes;

•	legislative and regulatory changes, including changes to laws governing the taxation of REITs and changes to laws governing the healthcare industry;

•	fluctuations in reimbursements from third party payors such as Medicare and Medicaid;

•	delays in liquidating defaulted mortgage loan investments;

•	changes in interest rates;

•	the availability of capital and financing;

•	restrictive covenants in HTA’s credit facilities;

•	changes in HTA’s credit ratings;

•	HTA’s ability to remain qualified as a REIT; and

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The risk factors set forth in HTA’s Registration Statement on Form S-3 dated December 21, 2012, its 2011 Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

Forward-looking statements speak only as of the date made. Except as otherwise required by the federal securities laws, HTA undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they are made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by, or on behalf of, HTA.

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